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                                                                    Exhibit 99.2


                              CCG INVESTOR RELATION

                           MODERATOR: SILVANO DIGENOVA
                                OCTOBER 25, 2005
                                   3:30 PM CT


OPERATOR: Good afternoon. My name is Aileen and I will be your conference facilitator.

     At this time I would like to welcome everyone to the Superior Galleries First Quarter Results Conference Call.

     All lines have been placed on mute to prevent any background noise.

     After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you.

     I would now like to turn the conference over to Sean Collins, Partner with CCG Investor Relations.

     Sir, you may begin.

SEAN COLLINS: Thank you, Operator. Good afternoon everyone and welcome to the Superior Galleries conference call for the first quarter of fiscal year 2006 ending September 30, 2005.

     The Operator said my name is Sean Collins, a Partner with CCG, the company's Investor Relations counsel. In a moment you will hear from the company's CEO, Silvano DiGenova, and its EVP and Chief Financial Officer, Paul Biberkraut.

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     But we'd like to begin with the following statement: The Company wishes to take advantage of the Safe Harbor Provision of the Private and Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act.

     Such forward-looking statements may include general or specific comments by Company officials about future performance as well as certain responses to questions posed to the Company's officials about future operations.

     The Company wishes to caution participants in this call that numerous factors could cause actual results to differ materially from any future forward-looking statements. These factors include the risk factors set forth in the company's SEC filings.

     Any forward-looking statements made in this call speak only as of the date of the call and the company undertakes no obligation to revise or update any forward-looking statements whether as a result of new information, future results or otherwise.

     Following management's prepared remarks, we will open the call to questions from members of the investment community. Please note that any journalists monitoring the call are welcome to contact management or CCG separately following the call.

     We would like to limit questions during the call to members of the investment community and to Superior Galleries' shareholders.

     So with that said, it's my pleasure to turn the call over to the CEO of Superior Galleries, Silvano DiGenova.

     Sil?

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SILVANO DIGENOVA: Thank you. I'm (Sil) DiGenova, Chairman and CEO of Superior
Galleries. I'll be joined here today by Paul Biberkraut, our Executive Vice President and Chief Financial Officer.

     Earlier today we issued a press release on the financial results of the quarter ending September 30, 2005. If you're at a computer you can go to our Web site, which is www.sgbh.com, scroll down to the page to Press Releases under `Superior in the News' in the left-hand column, click on `Press Releases' and you'll see it.

     Or if you prefer, you can contact CCG at 310-477-9800.

     The highlights of the press release is as follows: For the fiscal 2006 first quarter ending September 30, 2005 we reported revenues of $11.7 million, a 26% increase over the $9.3 million in revenues in the corresponding period of last year.

     This marked the second best quarter in terms of revenues in the company's history.

     We have held quarterly conference calls now for a year and by now most of the participants are familiar with our basic business model, yet it's worth reviewing some for very positive changes that have occurred in our business over the last year.

     Superior is a dealer and auctioneer of rare coins. Our dealer operations include wholesale trading, retail sales and trading through our private client and services operations and online activities.

     Our customer base spans the United States and we have customers in Europe and in Asia. In the last year we have made exciting progress in the arena of online direct sales and auctions of rare coins.

     We've been in business since 1930, so online sales are a relatively new sales channel for us. This sales channel includes online auctions in conjunction with live auctions, online actions with no corresponding brick and mortar

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auction events and sales through our Web site at www.sgbh.com as well as third-party Web sites such eBay, Overstock and Amazon. Of course eBay and Overstock are two of the world's most powerful and successful names in e-commerce.

     As for our own Web site, we have significantly upgraded and improved in recent months and we will continue to do so.

     Besides eBay and Overstock, our online sales partners include Amazon.com, Google, Bid for Assets, goantiques.com and alibaba.com.

     Through these partners we offer our customers either online auctions or listings of products and we also offer listings and absentee bidding capabilities on our own Web site. We believe these features bring additional buyers to the pool of bidders. It supports optimal price realization and sell-through on the items that we offer through our partner-supported online auctions and listings.

     The same goes for our Elite auction events for which we also offer real-time online bidding both through our own Web site and through eBay.

     Finally we have now launched online-only auctions under our own auspices. With robust, user-friendly listings and absentee bidding mechanisms, we have great confidence in the business-building potential of this initiative.

     Our online efforts support our strategy of attracting customers and potential customers for our private client services group. This group caters to the high-net-worth customers, and our online operations bring leads to our private client services group and also brings more bidders to our in-person Elite auctions.

     Our wholesale rare coin sales for the past three months ending September 2004 were $6-1/2 million, a slight decline from the $6.6 million we recorded for the year-prior quarter. However our retail rare coin sales for September quarter were $4.4 million, an increase of $2.5 million or 127% from $1.9 million in last year's first quarter.

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     We believe that this increase reflects strong customer demand, which in turn can be pegged to the rising price of gold, low interest rates and uncertainty in stock market. But it also indicates the success of our efforts to boost our online business and reflect the higher level of inventory for sale that our enhanced financing through Stanford Financial Group allows.

     I'll be back in a moment to discuss highlights and our future plans, but first let's have our CFO Paul Biberkraut review our financial highlights.

     Paul?

PAUL BIBERKRAUT: Thank you, Sil. Let's start off by reviewing the results of operations for the first quarter of our 2006 fiscal year and follow on with key components as of September 30, 2005.

     As Sil mentioned, in the first quarter ended September 30, 2005, we reported the second-highest quarterly revenues in our company's history, $11.7 million, an improvement of $2.4 million, or 26% compared to last year's first quarter.

     Our net loss for the three months ended September 30, 2005 was $105,000, or 2 cents per basic and diluted share, as compared to a net income of $125,000 or 3 cents per share on a basic level, 2 cents per share fully diluted, for the three months ended September 30, 2004.

     This reflected the effects of price competition in the markets, which resulted in lower than ideal levels of commission revenue. This caused the sales to rise along with revenues from sales. In addition our operating expenses were impacted as a result of the infrastructure-building that occurred during the last several quarters in support of our sales growth.

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     Commission incomes have decline 7% year-over-year, from $757,000 or 8% of total revenues last year, to $705,000 or 6% of sales in this year's first quarter. We'd like to remind you that our commission income incurs minimal cost of sales and although the cost of sales increased year-over-year, the cost of sales as a percentage of revenue typically will vary from period to period based on a variable mix of revenue between wholesale and retail coins in any given quarter.

     With the year-over-year decline in commission revenues, our cost of sales totaled $9.3 million or 80% of sales for the first quarter of 2006. This marked a 29% increase from $7.2 million from last year's first quarter, which was 78% of total revenue.

     Gross profit for the three months ended September 30, 2005 was up 13% year-over-year to $2.3 million, or 20% of revenues, versus $2.1 million or 22% of total revenues in the prior year quarter.

     In the first quarter of the current fiscal year, selling, general and administrative expenses totaled $2.3 million or, again, 20% of revenues, as compared to $1.9 million or 20% of revenues in the prior-year quarter.

     We are pleased to have held the line on selling, general and administrative expenses as a percentage of revenues despite adding key executives and other staff to our team and making other investments in future growth during the past twelve months.

     We will attempt to make every effort in the future to control the growth of overhead but we cannot provide assurance that we'll be able to do so, especially if strategic opportunities arise that require business-building investments.

     As noted in our press release, first-quarter 2006 results include approximately $66,000 in investor relations expenses and $80,000 in expenses related to new policies mandating the expensing of employee stock options. Neither of these items impacted the year-ago quarter. Without these expenses, we would have been marginally profitable for the quarter.

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     Turning to the balance sheet, our cash increased by $278,000, or 33%, for the three months ended September 30, 2005 to $695,000, from $417,000 at June 30, 2005. In addition, our accounts receivable increased $1.9 million, or 39%, to $6.9 million at September 30, 2005, from approximately $5 million at June 30, 2005.

     Cash provided by our operating activities totaled $1,652,000 for the three months ended September 30, 2005 versus cash used in operations of $1,273,000 at the same point last year. The repayments of auction and customer advances was the single biggest contributor to operating cash flows, as changes in accounts receivables inventory and accounts payable offset each other. For details on these items please consult our 10-Q filing for the period ended September 30, 2005.

     As a result of Stanford Financial Group's expanded financing of our operations announced in late March, our working capital position has improved significantly year-over-year. The enhanced financing has allowed us to offer more and higher quality inventory and has given us strategic financial flexibility overall.

     Throughout the quarter we have continued cost-containment initiatives to leverage higher revenues into bottom-line profitability, and we intend to continue these efforts in coming quarters.

     On the revenue side, we're also containing each of our core business segments, auctions, wholesale trading and private client services.

     Now I'll turn it back to Sil for commentary on our strategy and outlook.

SILVANO DIGENOVA: Thanks, Paul. The second best quarterly revenue performance in our company's history reflects three major factors -- continuing strength in the rare coin market, additional sales fueled by our increased inventory levels and enhanced online operations.

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     Regarding our own Web site, it is worth noting that we plan to capitalize approximately $100,000 in Web site development expenses in the fiscal 2006 second quarter, which is the quarter we're in right now. But the largest investments in that successful growth initiative are now behind us and we should begin to see capital expenditures decline during the December quarter.

     The late March increase in our line of credit with our largest shareholder, Stanford Financial Group, has been an important factor in our growth in the first quarter and the last several months. The Stanford LOC supports auction advances to key customers and allows us to optimize the quantity and quality of our inventory, as Paul mentioned.

     In October we gained an additional advantage through our relationship with the Stanford Financial Group. We are now the preferred rare coin supplier to Standard Financial Group member company Stanford Coins and Bullion, and are also now its exclusive auctioneer. We believe that this status will enhance our sales with minimal operational costs in future quarters.

     In the longer term, we also believe that this support by Stanford Financial, coupled with our online strategy, has significant business-building potential for our company. It will help us attract long-term high-volume customers. We call these customers `life-cycle' customers.

     A life-cycle customer is an individual who over many years builds a collection of, or a position in, rare coins. Many such clients sell part or all the collection and then repeat the process. Superior is positioned very well to serve this type of client due to our expertise and our multiple sales trading channels. The Private Client Services Group I mentioned is staffed by some of the most experienced numismatic experts, and its top priority is to serve life-cycle clients over the long term.

     Our online operations provide us with a low-cost, low-risk way to attract, identify and cultivate the long-term loyalties of this crucial segment of our customer base. This is especially true in light of this fact. Stanford Financial Group is actively recommending that the investor client diversify a portion of the portfolio into rare coins.

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     Coins are a hedge against the threat of inflation, which is on a great many people's mind as energy prices hover at historic highs and real estate trends generate alarming headlines on a weekly or even daily basis.

     In terms of economic uncertainty, rare coins offer unique advantages as tangible investments. In contrast with other collectibles, they are professionally graded, valued by experts, objective, well established authorities. They are easily transported and secure. They enjoy favorable tax treatment in several important regards and during periods of lackluster stock market performance, they have historically outperformed major indices.

     So at this time I'd like to open the call to questions. As noted earlier, members of the media who may be monitoring this call are welcome to contact us in person following the call's conclusion, but we would like to keep the event focused on any questions the investing community may have. And as you all undoubtedly appreciate, we cannot provide you with any material nonpublic information.

OPERATOR: At this time I would like to remind everyone, if you would like to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the question and answer roster.

SILVANO DIGENOVA: So do we have any questions at this time?

OPERATOR: At this time, sir, there are no questions.

SILVANO DIGENOVA: Well we'd like to thank you all for your time and attention and we look forward to speaking to you about our second quarter results in a few months.

     Thank you all.

OPERATOR: Ladies and Gentlemen, this concludes today's Superior Galleries' first quarter results conference call. You may now disconnect.


                                       END